Exhibit 10.1

November 17, 2009

AmeriCredit Corp.

801 Cherry Street

Suite 3900

Fort Worth, Texas 76102

Attn: Daniel E. Berce, President and Chief Executive Officer

Re: Irrevocable Waiver and Release of Contractual Rights to Designate a Director arising under paragraph 6 of that Letter Agreement, dated as of December 12, 2008, between AmeriCredit Corp. and the signatories hereto

Ladies and Gentlemen:

Reference is made to paragraph 6 of that Letter Agreement, dated as of December 12, 2008, between AmeriCredit Corp., a Texas corporation (the “Company”), and us relating to our ownership of common stock, $.01 par value per share (the “Common Stock”), of the Company (the “Letter Agreement.”). All capitalized terms used herein and not defined shall have the meanings set forth in the Letter Agreement.

Pursuant to paragraph 6 of the Letter Agreement, you agreed that the Company would increase the size of the Board by one directorship and the vacancy on the Board created thereby would be filled by the Disinterested Directors with one designee to be selected by us, in our sole discretion, who initially would be Bruce Berkowitz. You also agreed that, in connection with each election of directors of the Company, the Company would use its best efforts to nominate a slate such that the Board would include one director designated by us. Paragraph 6 also requires the Company to appoint our director designee to serve on each committee of the Board, subject to certain limitations. The foregoing recital is not intended as an exhaustive description of paragraph 6 of the Letter Agreement, and reference is made to the Letter Agreement for a complete description of our rights under paragraph 6.

We do not wish to possess the rights and privileges accorded to us pursuant to paragraph 6 of the Letter Agreement, and desire to irrevocably waive, release and renounce all of our rights and privileges arising under, and to unconditionally release you from your obligations under, paragraph 6 of the Letter Agreement.

Intending to be legally bound, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we hereby irrevocably and unconditionally waive, release and renounce any and all of the rights and privileges accorded to us under paragraph 6 of the Letter Agreement. By reason hereof, you are irrevocably and unconditionally released and discharged of any and all obligations owed to us arising under paragraph 6 of the Letter Agreement.

Other than for our irrevocable and unconditional waiver, release and renouncement of our rights and privileges, and unconditional release of the Company of its obligations, arising under paragraph 6 of the Letter Agreement, all of the terms of the Letter Agreement shall remain in full force and effect.

This letter agreement shall be binding on us and our successors and assigns, including any assignee of any shares of Common Stock of the Company.

This letter agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Receipt of an executed signature page hereto by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed letter shall be deemed to be originals thereof.

Very truly yours,

Fairholme Funds, Inc.

By:
Name:	Bruce Berkowitz
Title:	President

Fairholme Capital Management, L.L.C.
(on behalf of those advisory accounts, other than Fairholme Funds, Inc., included as Restricted Persons)

By:
Name:
Title:

Confirmed and accepted as of
November 19, 2009:

AmeriCredit Corp.

By:
Name:	Daniel E. Berce
Title:	President and Chief Executive Officer

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